EXHIBIT 23.1—CONSENT OF DELOITTE & TOUCHE

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Internet America, Inc., on Form S-8 (Nos. 333-70461, 333-72109, 333-72111, 333-77153, 333-80277, 355-80285, and 333-92295) of our report dated August 9, 2002 (September 12, 2002 as to Note 12), appearing in the Annual Report on Form 10-K of Internet America, Inc., for the year ended June 30, 2002.

DELOITTE & TOUCHE LLP

Dallas, Texas
September 20, 2002